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                                                                   EXHIBIT 10.74

                                SUPPLY AGREEMENT


         THIS SUPPLY AGREEMENT (this "Agreement"), dated as of February 18, 1998, made by and between A.M.G. Medical Inc., a Quebec corporation ("AMG"), and Can-Am Care Corporation, a New York corporation ("Can-Am"),

                        W I T N E S S E T H    T H A T:

         WHEREAS, AMG is, among other things, engaged in the manufacture and distribution of private label monolet compatible lancets for use by diabetic consumers ("M/C Lancets");

         WHEREAS, Can-Am has purchased M/C Lancets from AMG and wishes to continue to purchase M/C Lancets from AMG; and

         WHEREAS, AMG desires to continue to supply M/C Lancets to Can-Am on the terms and conditions and for the prices set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

         SECTION 1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

         "ACT" shall mean the Federal Food Drug and Cosmetic Act, as amended.

         "AFFILIATE" shall mean any individual, corporation or other entity that, directly or indirectly, through stock ownership or otherwise, controls, is controlled by, or is under common control with, the designated party, but only for so long as the relationship exists.

         "CONTRACTOR" shall mean the manufacturer that is AMG's principal supplier of injection-molded lancet components used in the manufacture of M/C Lancets.

         "EFFECTIVE DATE" shall be the date first written above.

         "FDA" shall mean the United States Food and Drug Administration, any of its successor agencies or departments, or any other agency serving the same or similar function.

         "FORECAST" shall have the meaning set forth in Section 4(a) of this Agreement.
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         "LOSS" shall mean any and all losses, damages, costs and expenses of any kind and nature whatsoever (including, without limitation, reasonable attorneys' fees and disbursements) which may be sustained or suffered by either party to this Agreement, arising out of or resulting from any claims, demands, actions, suits, and judgments instituted by third parties against such party.

         "M/C LANCETS" shall have the meaning set forth in the first "whereas" clause of this Agreement.

         "SPECIFICATIONS" shall mean the finished product and process and manufacturing specifications and instructions, quality assurance, sterilization and other applicable procedures, and product descriptions applicable to M/C Lancets and/or the packaging thereof consistent with AMG's past practices and as described on Schedule 7 hereto.

         "STOCK PURCHASE AGREEMENT" shall mean that certain agreement, dated as of February 18, 1998, by and among Selfcare, Inc., Selfcare Consumer Products, Inc. (collectively with Selfcare, Inc., the "Purchasers"), Can-Am and the four stockholders of Can-Am, which, among other matters, provides for the purchase by the Purchasers of all of the issued and outstanding capital stock, convertible securities and option securities from the stockholders of Can-Am.

         "TERM" shall mean the period set forth in Section 3.

         SECTION 2. Supply.

                  (a) Subject to the terms and conditions of this Agreement, AMG shall sell and deliver to Can-Am and Can-Am shall purchase and accept from AMG 100% of Can-Am's M/C Lancets requirements.

                  (b) Notwithstanding Section 2(a), Can-Am may enter into short-term ("spot") arrangements to acquire M/C Lancets from third parties to meet its M/C Lancets requirements if (i) AMG is prevented from supplying M/C Lancets by circumstances qualifying as Force Majeure under Section 13, or is otherwise unable to deliver M/C Lancets pursuant to this Agreement in sufficient quantities, (ii) AMG's M/C Lancets fail to meet the Specifications, or (iii) AMG is in material default under any of its obligations under this Agreement. Can-Am's rights under the preceding sentence are in addition to any remedies it shall be entitled to under this Agreement.

                  (c) No provision of this Agreement shall restrict Can-Am from manufacturing, purchasing or distributing other products which may be competitive with M/C Lancets.

                  (d) AMG shall maintain facilities adequate to manufacture M/C Lancets in quantities sufficient to meet the Forecasts and conform to the Specifications. In supplying M/C Lancets, AMG shall be responsible for obtaining all raw materials, shippers, packers, and packaging materials and for providing all labor and other overhead necessary to manufacture M/C Lancets.


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                  (e) AMG shall not sell M/C Lancets to any customer other than
Can-Am, except that (i) AMG may continue to supply M/C Lancets to the customers listed in Schedule 2(e), but only in the territories set forth opposite the names of such customers in Schedule 2(e), and in each case on substantially the same terms and conditions as in effect on the Effective Date; provided, that no sales to customers other than Can-Am shall adversely affect AMG's performance hereunder.

         SECTION 3. Term. Subject to earlier termination as provided in Section 14, the term of this Agreement shall commence on the Effective Date and shall continue until Can-Am is no longer in the business of selling M/C Lancets.


         SECTION 4. Forecasts and Orders.

                  (a) Every ninety (90) days during the Term, Can-Am shall provide AMG with (i) a good faith forecast (a "Forecast") of its anticipated purchases of M/C Lancets during each of the four (4) three-month periods ("Quarters") following the date of the forecast (the "Forecast Date"), and (ii) a binding purchase order ("Purchase Order") for M/C Lancets to be shipped from time to time in accordance with the provisions of this Agreement. Can-Am agrees to purchase from AMG (A) no less than 100% of the M/C Lancets that it forecasted that it would purchase during the first two Quarters of its most recent Forecast, and (B) no less than 85% of the M/C Lancets that it forecasted that it would purchase during the third and fourth Quarters of its most recent Forecast.

                  (b) Can-Am shall authorize shipment of M/C Lancets by issuing a Purchase Order to AMG, and AMG shall cause M/C Lancets to be shipped in accordance with the Purchase Order. Each Purchase Order shall be in the form of Exhibit A hereto. Each Purchase Order shall identify (i) the quantity and other characteristics (including pack size, packaging information, gauge, SKU and color) of M/C Lancets to be delivered and (ii) the required delivery date, which date shall not be less than ten (10) days after the date of the relevant Purchase Order.

                  (c) AMG shall promptly acknowledge each Purchase Order by signing and returning to Can-Am the acknowledgment copy of each Purchase Order promptly after its receipt. AMG shall be deemed to have accepted a Purchase Order unless it delivers to Can-Am a written notice objecting to such Purchase Order within five (5) business days after receipt of such Purchase Order.

                  (d) In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of Can-Am's Purchase Order or any other document, the terms and conditions of this Agreement shall be controlling.

                  (e) The parties hereto may agree to modify the procedures for ordering and delivering M/C Lancets hereunder.


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         SECTION 5. Price and Payment.

                  (a) Subject to the terms and conditions of this Agreement, Can-Am shall purchase and AMG shall sell all M/C Lancets for which a Purchase Order has been submitted and accepted by AMG. Can-Am shall pay AMG the prices listed in the Price List attached hereto as Schedule 5. AMG represents and warrants that the prices listed in the Price List are no greater than average prices, except as adjusted for labor costs, packaging costs, and sterilization costs, that AMG charged Can-Am for M/C Lancets during Can-Am's fiscal year ended May 31, 1997.

                  (b) All dues, duties, fees, taxes, charges, or other expenses on or pertaining to the import into the United States of M/C Lancets, shall be borne by Can-Am. AMG shall be responsible for obtaining all export/import permits or similar approvals required for the delivery of M/C Lancets.

                  (c) Except as provided in Section 5(d) below, the costs associated with any and all changes in packaging and/or labeling components of M/C Lancets requested in writing by Can-Am shall be borne exclusively by (and in the case of decreases in costs, inure to the benefit of) Can-Am.

                  (d) The prices set forth on the Price List shall remain unchanged until the first anniversary of this Agreement. Within ten (10) days of each anniversary of the date of this Agreement, Can-Am and AMG shall meet to review the cost of the raw materials of the M/C Lancets, the Japanese Yen/U.S. dollar exchange rate and the costs of boxing, labor and sterilization, and, subject to the last sentence of this Section 5(d), AMG may make changes to the Price List in accordance with Schedule 5. AMG may change the prices in the Price List in accordance with Schedule 5; provided, that AMG shall not sell M/C Lancets to Can-Am on terms and conditions or for a price less favorable to Can-Am than the most favorable terms and conditions and prices offered to AMG's other customers for comparable products.

                  (e) Subject to Can-Am's compliance with its obligations specified in the last sentence of Section 4(a), Can-Am shall have the right to obtain all or any portion of its requirements for M/C Lancets from sources other than AMG if (i) the profit margin that Can-Am generally earns on resale of the M/C Lancets it purchases from AMG, determined in accordance with generally accepted accounting principles consistently applied, falls below Can-Am's historic margins due to market conditions and competitive factors applicable to the M/C Lancet market generally, (ii) Can-Am and AMG have negotiated in good faith for an adjustment to the prices in the Price List, which adjustment would cause the profit margins each party earns (Can-Am on resale of the M/C Lancets to its customers and AMG on resale of the M/C Lancets to Can-Am) to decrease proportionally from their respective historical profit margins, (iii) Can-Am and AMG have been unable to agree on such a price adjustment, and (iv) Can-Am is able to obtain M/C Lancets of comparable quality at lower cost or on better terms and conditions (taking into account factors such as ability to fulfill orders on short notice) from sources other than AMG, provided, however, that if pursuant to this Section 5(e), Can-Am begins to obtain M/C Lancets from another source, Can-Am shall continue to purchase M/C Lancets from AMG for the next four Quarters, in accordance with Section 4(a). If, in accordance with the forgoing, Can-Am does choose another source to supply its requirement of M/C Lancets and


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that supplier later alters the prices, terms and/or conditions of the supply arrangement, Can-Am shall provide AMG another opportunity to meet the new prices, terms and/or conditions, and if AMG does, Can-Am will again use AMG as its source of supply for its requirements of M/C Lancets, in accordance with the terms of this Agreement.

                  (f) Except as provided in Section 14(a)(ii) hereof, AMG shall invoice Can-Am for each shipment of M/C Lancets promptly upon the pick-up of the M/C Lancets by Can-Am's transportation company or agent. Payment for M/C Lancets shall be made by Can-Am to AMG in United States dollars within sixty (60) days from the date of receipt of AMG's invoice. In the event Can-Am fails to pay the amount owed as reflected on an invoice within 120 days of receipt of such invoice, AMG may discontinue further shipment of M/C Lancets unless Can-Am (i) begins paying interest on the overdue amount at the rate of 12% per annum and
(ii) either (A) agrees to pay cash on delivery for M/C Lancets, (B) posts a letter of credit, or (C) provides AMG with other reasonable assurances that payment for such M/C Lancets shall be made (the reasonableness of such assurances to be determined by AMG in its sole reasonable discretion).

         SECTION 6. Delivery.

                  (a) All M/C Lancets shall be delivered F.O.B. Montreal to Can-Am's transportation company or agent on the date specified in the applicable Purchase Order.

                  (b) AMG shall have good and marketable title to all M/C Lancets to be sold by AMG to Can-Am and all such M/C Lancets delivered to Can-Am's transportation company or agent shall be free and clear of all liens and adverse claims of every kind. AMG's tender of any shipment of M/C Lancets shall be deemed a representation and warranty by AMG to Can-Am that such shipment complies with the requirements of the preceding sentence.

                  (c) Title to, possession and risk of loss of M/C Lancets shall pass to Can-Am, and delivery of such M/C Lancets shall be deemed completed, when and to the extent that M/C Lancets are picked up by Can-Am's transportation company or agent. Any loss of or damage to such M/C Lancets occurring before title and risk of loss have passed from AMG to Can-Am shall be solely for the account of AMG.

                  (d) Upon delivery of M/C Lancets, Can-Am shall promptly inspect all M/C Lancets to determine whether the M/C Lancets conform to the Specifications and are properly branded within the meaning of the Act. Can-Am shall have the right to reject any M/C Lancets which are not as warranted in
Section 9(a) for a period of thirty (30) days following the date of delivery. In such event, AMG shall be responsible for the shipping costs associated with returning the non-conforming M/C Lancets to AMG's loading dock.

                  (e) Subject to the terms and conditions of this Agreement, AMG shall use commercially reasonable efforts to deliver M/C Lancets on the scheduled delivery date(s). If the amount of M/C Lancets ordered to be delivered in a three (3) month period exceeds the amount


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Forecasted for such period, AMG shall use its commercially reasonable efforts to deliver the Forecasted amounts on the scheduled delivery dates and shall use commercially reasonable efforts to deliver any additional amounts in accordance with the terms of the Purchase Orders.

         SECTION 7. Specifications.

                  (a) Subject to the terms and conditions of this Agreement, AMG shall manufacture and package M/C Lancets(s) in conformance with the Specifications.

                  (b) Can-Am and AMG agree to meet once every six (6) months to review the Specifications. Subject to the approval of Can-Am, which will not be unreasonably withheld, AMG may make minor cosmetic changes to the Specifications; provided, that after such changes to the Specifications, the M/C Lancets would remain monolet compatible. Can-Am may request minor changes to the Specifications; provided, that (i) after such changes to the Specifications, the M/C Lancets would remain monolet compatible, (ii) such changes are acceptable to the Contractor, and (iii) AMG shall, at its sole discretion, not be required to deliver M/C Lancets that meet the modified Specifications for a reasonable period of time after the requested change; and provided further, that the parties shall agree on a reasonable adjustment to the Price List to reflect any additional costs incurred by AMG to conform to the modified Specifications. The parties shall modify Schedule 5 and Schedule 7 after each change to the Specifications.

                  (c) Notwithstanding anything to the contrary in Section 7(b) above, if, after a material change to the Specifications, AMG is not able to obtain from the Contractor M/C Lancets which meet the modified Specifications after making diligent best efforts to obtain same, on substantially similar terms as it had prior to the change in Specifications, AMG shall, at its option, be able to terminate this Agreement in accordance with Section 14(a)(iv) hereof.

         SECTION 8. Regulatory Matters and Documentation.

                  (a) During the term of this Agreement, AMG shall at all times comply with, and shall use reasonable efforts to ensure that Contractor is in compliance with, all applicable local, state, federal, laws and regulations, including the Act, applicable current "Good Manufacturing Practices" and any other relevant regulations promulgated by the FDA, as well as any other applicable requirements set forth in the Specifications.

                  (b) AMG shall keep, and shall use reasonable efforts to ensure that Contractor keeps, complete and accurate records of all operations in the manufacture and supply of injection-molded lancet components.

                  (c) Upon reasonable prior notice, AMG shall use its reasonable efforts to secure permission for Can-Am, its designated agents and representatives, or representatives of any United States regulatory agency to inspect, during normal business hours, any facility used by Contractor in the manufacture of injection-molded lancet components. Such inspection may include, without


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limitation, a review of Contractor's manufacturing procedures, quality assurance procedures, and any records relating to the manufacture and supply of injection-molded lancet components. AMG shall promptly notify Can-Am in the event of any such inspection by representatives of any United States regulatory agency and shall provide copies to Can-Am of any documents relating to such inspection, including, without limitation, the respective agency's inspection report and Contractor's response thereto.

         SECTION 9. Warranty.

                  (a) AMG warrants that, at the time of delivery to Can-Am, M/C Lancets shall (i) conform to the Specifications, and (ii) not be misbranded within the meaning of the Act.

                  (b) (i) If AMG disputes any finding by Can-Am that any M/C Lancets fail to conform to the applicable Specifications, or are misbranded, the parties hereto agree to make a good faith effort to resolve such dispute. If, however, after 10 days, such dispute is not resolved, the parties will submit the matter to arbitration, as provided in Section 15(k) of this Agreement. All fees and disbursements incurred in connection with any independent determination shall be borne by the party which determined incorrectly that M/C Lancets do or do not conform to the Specifications, or are or are not misbranded.

                        (ii) AMG shall promptly replace any M/C Lancets not conforming to the applicable Specifications, or otherwise misbranded (unless such non-conformance is due to any act or omission by Can-Am or its agents or subcontractors).

                        (iii) AMG, at its option, may instruct Can-Am to (A) return to AMG by a carrier and at a cost approved by AMG, or (B) destroy in an environmentally acceptable manner at AMG's expense, any Lancet order, or portion thereof, which does not conform to the applicable Specifications or is misbranded.

                  (c) THE WARRANTIES CONTAINED IN THIS SECTION 9 SHALL SUPERSEDE ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING THOSE SET FORTH IN ANY PURCHASE ORDER OR INVOICE RECEIVED PURSUANT TO THIS AGREEMENT.


         SECTION 10. Indemnification.

                  (a) (i) AMG shall, at its expense, defend any action or claim instituted against Can-Am or its Affiliates and indemnify and hold harmless Can-Am and its Affiliates, together with their respective officers, directors, employees, agents, and insurers for any Loss (A) arising out of AMG's breach of (1) the warranties set forth in this Agreement or (2) AMG's covenants under this Agreement or (B) any product liability claims incurred by Can-Am and related to the M/C Lancets.


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                        (ii) Can-Am shall, at its expense, defend any action or
claim instituted against AMG, Contractor or their Affiliates and indemnify and hold harmless AMG, Contractor and their Affiliates, together with their respective officers, directors, employees, agents, and insurers for any Loss other than those described in Section 10(a)(i) hereof, including, without limitation, any Loss arising out of Can-Am's breach of the (1) warranties set forth in this Agreement or (2) Can-Am's covenants under this Agreement.

                  (b) The parties hereto agree that a party seeking indemnification hereunder shall implement the procedure set forth in Section 8 of the Stock Purchase Agreement.

         SECTION 11. Recalls.

                  (a) If either party determines that it may be necessary to recall any M/C Lancet, it shall immediately notify the other party. The decision to implement any such recall of M/C Lancets shall be made solely by AMG, and AMG will indemnify Can-Am against any Loss it incurs in connection with such recalls.

                  (b) Prior to commencing any recall, the parties shall review with one another the manner in which the recall is to be carried out and any instructions or suggestions of the applicable regulatory authorities.

                  (c) The costs associated with any recall shall be borne by the party whose actions necessitated the recall.

         SECTION 12. Intellectual Property.

                  (a) Can-Am may advertise, promote, market and/or sell M/C Lancets under any trademarks, copyrights, tradenames, or logos, whether registered or unregistered; provided, that Can-Am shall not utilize the names of AMG, its Affiliates or Contractor in connection with the advertisement, promotion, marketing and/or sale of M/C Lancets.

                  (b) From time to time, Can-Am may submit to AMG new UPC codes for use on the packaging of the M/C Lancets.

         SECTION 13. Force Majeure. Neither party shall be liable for failure to perform any of its obligations under this Agreement during any period in which, and to the extent which, such performance is delayed by fire, flood or other natural disaster, embargo, riot, changes in applicable laws, rules or regulations, whether foreign or domestic, the intervention of any governmental authority, the failure of Contractor to supply, or the unavailability of, injection-molded lancet components, or any other reasons or conditions beyond the control of the parties. AMG and Can-Am shall promptly notify the other of the occurrence of any such conditions.


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         SECTION 14. Termination.

                  (a) (i) In the event that either party materially breaches or defaults on any of its obligations, representations, warranties, or covenants under this Agreement, the other party may give notice to the defaulting party setting forth in reasonable detail the nature of such breach or default; provided, however, that AMG's failure to deliver M/C Lancets based on the inability of AMG to obtain injection-molded lancet components from the Contractor, despite its diligent best efforts, on substantially similar terms and conditions as it currently obtains such components, or in quantities sufficient to fulfill its obligations under this Agreement, shall not be considered a breach or default by AMG under this Agreement. If the defaulting party fails to cure such breach or default within sixty (60) days from the date of such notice, this Agreement shall be subject to immediate termination by the terminating party upon additional written notice to the defaulting party.

                        (ii) If Can-Am applies for or consents to the appointment of a receiver, trustee or liquidator for all or a substantial part of its assets; admits in writing its inability to pay its debts generally as they mature; makes a general assignment for the benefit of creditors; is adjudicated a bankrupt; submits a petition or an answer seeking an arrangement with creditors; takes advantage of any insolvency law except as a creditor; submits an answer admitting the material allegations of a petition in bankruptcy or insolvency proceeding; has an order, judgment or decree entered by any court of competent jurisdiction approving a petition seeking reorganization of Can-Am or appointing a receiver, trustee or liquidator for Can-Am, or for all or a substantial part of any of its assets and such order, judgment or decree shall continue unstayed and in effect for a period of ninety (90) consecutive days; files a voluntary petition of bankruptcy or fails to remove an involuntary petition in bankruptcy filed against it within ninety (90) days of the filing thereof (each of which shall hereinafter be referred to as an "Insolvency Instance"), AMG shall not have further obligations to deliver M/C Lancets to Can-Am unless Can-Am (A) agrees to pay cash on delivery for M/C Lancets, (B) posts a letter of credit, or (C) provides AMG with other reasonable assurances that payment for such M/C Lancets shall be made (the reasonableness of such assurances to be determined by AMG in its sole discretion).

                        (iii) AMG may terminate this Agreement upon one hundred and eighty (180) days prior written notice to Can-Am if, acting in good faith, and despite using its diligent best efforts, it is not able to obtain injection-molded lancet components from the Contractor in quantities sufficient to fulfill its obligations under this Agreement. In connection with a termination pursuant to this Section 14(a)(iii), AMG shall not have any liability, under this Agreement or under applicable laws, arising out of any such failure to deliver M/C Lancets or termination of this Agreement under such circumstances.

                        (iv) In the event that a condition of force majeure, as defined in Section 13, prevents either party from performing any of its material obligations for more than sixty (60) days, then the party which is not prevented from performing may immediately terminate this Agreement by giving written notice to the other party.


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                  (b) Except as provided in Section 14(a)(iii), the termination of this Agreement by either party pursuant to this Section 14 shall not affect the rights of the terminating party under this Agreement or under applicable laws.

         SECTION 15. Miscellaneous.

                  (a) Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supercedes all other prior or contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Any Purchase Order shall be solely for the purpose of specifying the type and quantity of M/C Lancets so ordered and Can-Am's delivery requirements.

                  (b) Amendments and Supplements. This Agreement may not be amended, supplemented or discharged, and no provision hereof may be modified or waived, except by an instrument in writing signed by both parties.

                  (c) No Waiver. No provision hereof may be waived, except by an instrument in writing signed by the party waiving compliance. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

                  (d) Binding Effect. This Agreement shall be binding upon and shall inure to the exclusive benefit of the respective parties, their legal representatives, successors, or permitted assigns. This Agreement is not intended to, nor shall it create any right in any other party.

                  (e) Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder are assignable by either party without the prior written consent of the other party; provided, that either party may assign this Agreement and the rights and obligations hereunder to any third party who merges or consolidates with such party or purchases or otherwise acquires all or substantially all of such party's assets.

                  (f) Independent Contractors. Both parties agree to perform under this Agreement solely as independent contractors and shall not hold themselves out as employees or agents of the other.

                  (g) Notices. All notices, consents, approvals, directions and instructions required or permitted under this Agreement shall be effective when received and shall be given in writing and delivered either by hand or by registered or certified mail, postage prepaid, or by telecopier, and addressed as follows:


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         If to AMG:

                  A.M.G. Medical, Inc.
                  8505 Dalton
                  Montreal, Quebec, Canada
                  H4T 1V5
                  Attention: Benjamin Topor
                  Facsimile: (514) 737-6572

         with a copy to:

                  Schulte Roth & Zabel LLP
                  900 Third Avenue
                  New York, New York 10022
                  Attention: Stuart D. Freedman, Esq.
                  Facsimile: (212) 593-5955

         If to Can-Am:

                  c/o Selfcare, Inc.
                  200 Prospect Street
                  Waltham, MA 02154
                  Attention: Ron Zwanziger, Chairman and Chief Executive Officer
                  Facsimile: (617) 647-3939

         with a copy to:

                  Foley, Hoag & Eliot LLP
                  One Post Office Square
                  Boston, MA 02109
                  Attention: John D. Patterson, Jr., Esq.
                  Facsimile: (617) 832-7000

                  (h) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the state of New York, including the provisions of the Uniform Commercial Code, except to the extent the laws of any other jurisdiction are mandatorily applicable. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

                  (i) Construction of Agreement. A reference to a Section shall mean a Section in this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be


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considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation".

                  (j) No Conflict. Each of the parties does hereby represent and warrant to the other that nothing herein conflicts with or shall cause a default under any document, agreement, instrument or other writing to which said party is a party or by which said party is bound.

                  (k) Arbitration. Any dispute arising under this Agreement shall be resolved by compulsory and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

                  (l) Survival. The provisions contained in Sections 10, 11, 12, 14 and 15 shall survive the termination for any reason of this Agreement.

                  (m) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                                    * * * * *


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         IN WITNESS WHEREOF, the parties have caused this Supply Agreement to be duly executed as a sealed instrument as of the day and year first above written.

                                                     A.M.G. MEDICAL INC.


                                                     By:________________________
                                                        Name:   Benjamin Topor
                                                        Title:  Vice President

                                                     CAN-AM CARE CORPORATION


                                                      By:_______________________
                                                         Name:  Robert Oringer
                                                         Title: President


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